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Exhibit 18.1

November 13, 2008

LPL Investment Holdings Inc.
One Beacon Street, Floor 22
Boston, MA 02108

Dear Sirs/Madams:

        At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2008, of the facts relating to the change in the date of LPL Investment Holdings Inc. and its consolidated subsidiaries (the "Company") annual goodwill impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

        We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2007.

Yours truly,

/s/ Deloitte & Touche LLP

Costa Mesa, California

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  Exhibit 18.1